Exhibit 3.4

FORM OF

ARTICLES OF AMENDMENT OF

BROADSTONE NET LEASE, INC.

BROADSTONE NET LEASE, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The Board of Directors of the Corporation (the “Board”), acting pursuant to Section 2-309(c)(2) of the Maryland General Corporation Law (the “MGCL”), has approved, and there is therefore effected as of the Effective Time (as defined below), the division of the issued and outstanding shares of common stock, par value $0.001 per share, of the Corporation (“Common Stock”), without any change in the aggregate amount of stated capital, and the issuance of shares of common stock of the Corporation, par value $0.00025 per share, to the holders of outstanding shares of Common Stock, in a forward stock split, as follows and on the following terms:

(i)

every one (1) share of Common Stock, issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, be divided and changed into four (4) issued and outstanding shares of common stock, par value $0.00025 per share, of the Corporation;

(ii)

no fractional shares of common stock, par value $0.00025 per share of the Corporation resulting from such division and issuance will be or remain issued and outstanding following the Effective Time, and each stockholder otherwise entitled to a fractional share after the aggregation of all fractional shares then held by such stockholder will be entitled to receive, in lieu thereof, cash in an amount equal to the product obtained by multiplying (x) the fractional share by (y) the fair market value of a share of common stock, par value $0.00025 per share, of the Corporation as of the Effective Time, as determined in good faith by the Board;

(iii)

the issued and outstanding shares of common stock, par value $0.00025 per share, of the Corporation resulting from such division and issuance shall be and become validly issued, fully paid and non-assessable at the Effective Time, in lieu of the shares of Common Stock in respect of which such shares of common stock, par value $0.00025 per share, are issued; and

(iv)

immediately upon the Effective Time, each certificate representing shares of Common Stock of the Corporation, if any, will continue to be valid but will be deemed for all corporate purposes after the Effective Time, until such certificate is surrendered in accordance with procedures established by the Corporation, to evidence ownership of the appropriately increased number of shares of common stock, par value $0.00025 per share, of the Corporation resulting from such division and issuance, and upon proper surrender of such certificates, such shares will be held in uncertificated form unless otherwise determined by the Board and then only upon written request by such stockholder to the Secretary of the Corporation.

SECOND: In furtherance of and in connection with the forward stock split described and provided for in Article FIRST above, the Corporation desires to, and does hereby, amend its Charter pursuant to Section 2-605 of the MGCL to change the par value of each authorized share of Common Stock of the Corporation, whether or not issued or outstanding immediately prior to the Effective Time, including without limitation the 60,000,000 shares of Common Stock previously reclassified and designated as Class A Common Stock, from $0.001 per share to $0.00025 per share, effective as of the Effective Time, and simultaneously with the forward stock split described and provided for in Article FIRST above.

THIRD: These Articles of Amendment are for the purpose of effecting a forward stock split that results in a division of the shares of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time and a change in the par value of the authorized shares of Common Stock of the Corporation, whether or not issued or outstanding (including the 60,000,000 shares of Common Stock previously reclassified and designated as Class A Common Stock, par value $0.001 per share) as of the Effective Time, and the amendment is limited to changes expressly authorized by Section 2-605 of the MGCL to be made without action by the stockholders of the Corporation and was approved by a majority of the entire Board without action by the stockholders of the Corporation.

FOURTH: The foregoing amendment to the Charter as set forth in these Articles of Amendment does not increase the authorized shares of capital stock of the Corporation.

FIFTH: These Articles of Amendment shall be effective at 5:01 p.m. Eastern Time on                          , 2020 (the “Effective Time”).

SIXTH: The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this      day of                     , 2020.

Attest:	BROADSTONE NET LEASE, INC.

By:	By:
John D. Moragne EVP, Chief Operating Officer, and Secretary	Christopher J. Czarnecki Chief Executive Officer and President

[Signature page to Broadstone Net Lease, Inc.

Articles of Amendment]